Exhibit 99.2

February 3, 2015

Mr. Manuel Pablo Zúñiga-Pflücker

BPZ Resources, Inc.

580 Westlake Park Boulevard

Houston, Texas 77079

Dear Mr. Zúñiga-Pflücker:

In accordance with your request, we have estimated the proved, probable, and possible reserves and future revenue, as of December 31, 2014, to the BPZ Resources, Inc. (BPZ) interest in certain oil properties located in Albacora and Corvina Fields, offshore Peru, as listed in the accompanying tabulations. We completed our evaluation on or about the date of this letter. This report has been prepared using constant price and cost parameters specified by BPZ, as discussed in subsequent paragraphs of this letter. The estimates in this report have been prepared in accordance with the definitions and guidelines set forth in the 2007 Petroleum Resources Management System (PRMS) approved by the Society of Petroleum Engineers (SPE); definitions are presented immediately following this letter.

We estimate the oil reserves and future net revenue to the BPZ interest in these properties, as of December 31, 2014, to be:

	Oil Reserves (MBBL)		Future Net Revenue (M$)
	Gross			Present Worth
Category	(100%)	Net	Total	at 10%

Proved Developed Producing	7,623.1	3,887.8	215,936.1	172,532.8
Proved Developed Non-Producing	622.6	317.5	26,978.1	20,310.7
Proved Undeveloped	18,354.7	9,360.9	478,732.2	305,472.7

Total Proved	26,600.4	13,566.2	721,646.4	498,316.2

Probable	39,255.3	20,020.2	1,352,565.9	751,822.7

Possible	47,866.7	24,412.0	1,473,364.8	746,254.4

The oil volumes shown include crude oil only. Oil volumes are expressed in thousands of barrels (MBBL); a barrel is equivalent to 42 United States gallons. As requested, gas reserves that may exist for these properties have not been estimated at this time. Monetary values shown in this report are expressed in United States dollars ($) or thousands of United States dollars (M$).

The estimates shown in this report are for proved, probable, and possible reserves. In December 2012, BPZ entered into an unincorporated joint venture with Pacific Rubiales Energy Corp. The partners started their current development plan in 2013 with platform rigs in Albacora and Corvina Fields that are currently budgeted to drill continuously in the field through 2018. This report does not include any value that could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated. Reserves categorization conveys the relative degree of certainty; reserves subcategorization is based on development and production status. The estimates of reserves and future revenue included herein have not been adjusted for risk.

This report includes summary projections of reserves and revenue by reserves category. Also included for each reserves category are a summary projection of reserves and revenue along with one-line summaries of reserves, economics, and basic data by lease.

Gross revenue shown in this report is BPZ's share of the gross (100 percent) revenue from the properties prior to any deductions. Future net revenue is after deductions for BPZ's share of government royalties, capital costs, abandonment costs, and operating expenses but before consideration of any income taxes. The future net revenue has been discounted at an annual rate of 10 percent to determine its present worth, which is shown to indicate the effect of time on the value of money. Future net revenue presented in this report, whether discounted or undiscounted, should not be construed as being the fair market value of the properties.

The oil price used in this report is based on the terms of the existing oil sales contract for these properties. The contract is based on an average of the Brent, Forties, Oman, and Suez indices. The price of $99.65 per barrel is the 12-month unweighted arithmetic average of the first-day-of-the-month contract price for each month in the period January through December 2014. The oil price is held constant throughout the lives of the properties.

Operating costs used in this report are based on operating expense records and internal budgets of BPZ, the operator of the properties. As requested, operating costs are limited to direct lease- and field-level costs and BPZ's estimate of the portion of its headquarters general and administrative overhead expenses necessary to operate the properties. Operating costs are not escalated for inflation.

Capital costs used in this report were provided by BPZ and are based on authorizations for expenditure and actual costs from recent activity. Capital costs are included as required for workovers, new development wells, platforms, and production equipment. Based on our understanding of future development plans, a review of the records provided to us, and our knowledge of similar properties, we regard these estimated capital costs to be reasonable. Abandonment costs used in this report are BPZ's estimates of the costs to abandon the wells and production facilities; these estimates do not include any salvage value for the lease and well equipment. As requested, our estimates do not include the cost of abandoning the platforms. Abandonment costs are shown herein as capital costs. Capital costs and abandonment costs are not escalated for inflation.

For the purposes of this report, we did not perform any field inspection of the properties, nor did we examine the mechanical operation or condition of the wells and facilities. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs due to such possible liability.

The reserves shown in this report are estimates only and should not be construed as exact quantities. Proved reserves are those quantities of oil and gas which, by analysis of engineering and geoscience data, can be estimated with reasonable certainty to be commercially recoverable; probable and possible reserves are those additional reserves which are sequentially less certain to be recovered than proved reserves. Estimates of reserves may increase or decrease as a result of market conditions, future operations, changes in regulations, or actual reservoir performance. In addition to the primary economic assumptions discussed herein, our estimates are based on certain assumptions including, but not limited to, that the properties will be developed consistent with current development plans, that the properties will be operated in a prudent manner, that no governmental regulations or controls will be put in place that would impact the ability of the interest owner to recover the reserves, and that our projections of future production will prove consistent with actual performance. If the reserves are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing this report.

For the purposes of this report, we used technical and economic data including, but not limited to, well logs, geologic maps, seismic data, well test data, production data, historical price and cost information, and property ownership interests. The reserves in this report have been estimated using deterministic methods; these estimates have been prepared in accordance with generally accepted petroleum engineering and evaluation principles set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the SPE (SPE Standards). We used standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, and analogy, that we considered to be appropriate and necessary to classify, categorize, and estimate reserves in accordance with the 2007 PRMS definitions and guidelines. A substantial portion of these reserves are for undeveloped locations and producing wells that lack sufficient production history upon which performance-related estimates of reserves can be based; such reserves are based on estimates of reservoir volumes and recovery efficiencies along with analogy to properties with similar geologic and reservoir characteristics. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.

The data used in our estimates were obtained from BPZ and the nonconfidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. Supporting work data are on file in our office. We have not examined the contractual rights to the properties or independently confirmed the actual degree or type of interest owned. The technical persons responsible for preparing the estimates presented herein meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the SPE Standards. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties nor are we employed on a contingent basis.

Sincerely,

NETHERLAND, SEWELL & ASSOCIATES, INC.
Texas Registered Engineering Firm F-2699

/s/ C.H. (Scott) Rees III
By:
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

/s/ Dan Paul Smith	/s/ Mike K. Norton
By:	By:
Dan Paul Smith, P.E. 49093	Mike K. Norton, P.G. 441
Senior Vice President	Senior Vice President

Date Signed: February 3, 2015	Date Signed: February 3, 2015

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